Exhibit 99.1

Press Release

Weatherford Names Two New Directors

BAAR, Switzerland, September 25, 2017 - Weatherford International plc (NYSE: WFT) today announced that it appointed Ms. Roxanne J. Decyk and Mr. David S. King to serve as Directors of the Board, effective September 21, 2017.

Over the course of her career, Ms. Decyk has held executive roles at Royal Dutch Shell and Amoco where she held executive leadership positions in corporate strategy, human resources and government affairs. She currently serves on the boards of Ensco plc, Orbital ATK Inc., and DigitalGlobe Inc. As a member of the Weatherford Board of Directors, she will serve on the Compensation Committee and the Health, Safety and Environment (“HSE”) Committee.

Mr. King has more than 35 years of extensive experience in international oilfield services including executive operational leadership positions at Halliburton Company where he led the completions and production business segments as well as Eastern Hemisphere operations during his tenure. Most recently, he served Archer Limited as Chief Executive Officer and currently serves on the Board of Sheridan Production Company. As a member of the Weatherford Board of Directors, he will serve on the Board’s Audit Committee and HSE Committee.

“Roxanne and David each bring diverse skills and executive leadership experience that will greatly benefit our Board and Weatherford as we fundamentally strengthen our organization,” said Mark A. McCollum, President and Chief Executive Officer.

“Ms. Decyk’s breadth of experience in corporate strategy and planning gives her a valuable perspective from which to help guide our global organization. Mr. King’s deep knowledge of the oil and gas industry and significant operational experience will prove valuable.

I look forward to working with these accomplished individuals and leveraging their tremendous knowledge and expertise as we aim to deliver operational excellence, strong financial performance, and disciplined growth,” McCollum concluded.

With the additions of Ms. Decyk and Mr. King, the Weatherford Board of Directors has increased from nine to 11 Directors.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 860 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,500 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

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Weatherford Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications